                                  EXHIBIT 11
                                  ----------

                          STATEMENT RE COMPUTATION OF
                          ---------------------------

                              PER SHARE EARNINGS
                              ------------------

                                                                      Exhibit 11
                                                                      ----------



                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1995 and 1994
                 (amounts in thousands, except per share data)


                                       Three months ended    Nine months ended
                                           September 30         September 30
                                       -------------------    ------------------
                                         1995       1994        1995      1994
                                         ----       ----        ----      ----
Net income                             $ 5,367    $ 4,352     $16,603    $13,669
                                       =======    =======     =======    =======

Weighted average shares outstanding     15,078     14,974      15,035     14,968

Weighted average effect of
  common stock equivalents                 263        103         198         97
                                       -------    -------     -------    -------

                                        15,341     15,077      15,233     15,065
                                       =======    =======     =======    =======

Primary net income per share           $   .35    $   .29     $  1.09    $   .91
                                       =======    =======     =======    =======

                                                          Exhibit 11
                                                          ----------


                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1995 and 1994
                 (amounts in thousands, except per share data)


                                       Three months ended      Nine months ended
                                           September 30           September 30
                                       ------------------      -----------------
                                         1995      1994          1995     1994
                                         ----      ----          ----     ----
Net income                             $ 5,367   $ 4,352       $16,603  $13,669
                                       =======   =======       =======  =======

Weighted average shares outstanding     15,078    14,974        15,035   14,968

Weighted average effect of
  common stock equivalents                 320       130           335      133
                                       -------   -------       -------  -------

                                        15,398    15,104        15,370   15,101
                                       =======   =======       =======  =======

Fully diluted net income
 per share                             $   .35   $   .29       $  1.08  $   .91
                                       =======   =======       =======  =======

Primary net income per share           $   .35   $   .29       $  1.09  $   .91
                                       =======   =======       =======  =======
